Exhibit 3

Form of Investment Certificate

THIS INVESTMENT CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IF REQUESTED, REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND SUCH OTHER APPLICABLE LAWS.

UPSTREAM LIFE SECURITIES FUND I, LLC
INVESTMENT CERTIFICATE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Upstream Life Securities Fund I, LLC, a Louisiana corporation (the “Company”), hereby unconditionally promises to pay to the order of the Owner identified in Annex A (the “Certificate Holder” and, together with the Company, the “Parties”), the Principal Amount and Accrued Interest as provided in the schedule attached as Annex A to this Upstream Certificate (this “Investment Certificate”).

1.	Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Accrued Interest” means the interest accrued on the Principal Amount over the prior Calendar Month at the rates specified herein; provided, however, that no amount that is prepaid pursuant to Section 3.2 shall accrue interest following such prepayment date.

“Company” has the meaning set forth in the introductory paragraph. “Certificate Holder” has the meaning set forth in the introductory paragraph.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Louisiana are authorized or required by law to close.

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“Confidentiality Agreement” means that certain confidentiality agreement by and between the Company and the Certificate Holder, if applicable.

“Default” means any of the events specified in Section 8 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 8 would, unless cured or waived, become an Event of Default.

“Event of Default” has the meaning set forth in Section 8.

“Calendar Month” means the calendar month.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

“Initial Investment” means the initial amount invested by the Certificate Holder to purchase this Investment Certificate, which is shown on Annex A.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Company that has a material adverse effect the Company’s ability to pay the Principal Amount and Accrued Interest on this Investment Certificate.

“Investment Certificate” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Pay Date” means the 15th day, as applicable, succeeding the end of the immediately preceding Calendar Month. “Permitted Interest Withdrawal” has the meaning set forth in Section 3.3(b).

“Permitted Withdrawal” has the meaning set forth in Section 3.3(a).

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

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“Principal Amount” means an amount, determined as of the first day of each Calendar Month, equal to the Principal Amount outstanding at the beginning of the prior Calendar Month (or the Initial Investment in the case of the first determination of the Principal Amount on the first day of the second Calendar Month), plus the amount of Accrued Interest earned over the prior Calendar Month that is not subject to withdrawal pursuant to Section 3.3(b), and less (a) the amount of any prepayments pursuant to Section 3.2 occurring during the prior Calendar Month, (b) any amount subject to a pending Permitted Withdrawal and eventually paid pursuant to Section 3.3(a), and (c) any amount subject to a pending withdrawal (and the corresponding Surrender Charges) and eventually paid pursuant to Section 3.3(c).

“Subscription Agreement” means that certain subscription agreement by and between the Certificate Holder and the Company relating to the purchase by the Certificate Holder, and the sale by the Company, of the Investment Certificates.

“Surrender Charges” has the meaning set forth in Section 3.3(c).

2.	Investment. The Certificate Holder has made the Initial Investment in the amount set forth on Annex A.

3.	Repayment; Optional Prepayments; Withdrawals.

3.1         Repayments. Except as provided herein, the payment of the Principal Amount and Accrued Interest on this Investment Certificate shall follow the payment schedule on Annex A.

3.2         Optional Prepayment. The Company may prepay the Investment Certificate in whole or in part at any time or from time to time without penalty or premium. Any prepayments on this Investment Certificate shall reduce the Principal Amount.

3.3	Withdrawals.

(a)        Annual Permitted Withdrawal. The Certificate Holder, by providing written notice prior to the end of a Calendar Month, may annually (i.e. once during each 365 day period following the date of this Investment Certificate) make a withdrawal during the term of this Investment Certificate of up to 10% of the Initial Investment without a Surrender Charge (a “Permitted Withdrawal”); provided, however, that the Company shall have the right to deny such withdrawal request to the extent it would cause the Principal Amount of this Investment Certificate to fall below $25,000.00, or if the withdrawal request is made in the first 30 days of the term of this Investment Certificate. Any Permitted Withdrawal will be paid by the Company on the next occurring Pay Date.

(b)        Permitted Interest Withdrawals. The Certificate Holder, by providing written notice prior to the end of a Calendar Month, may withdrawal Accrued Interest earned during the Calendar Month on the Investment Certificate without incurring Surrender Charges (a “Permitted Interest Withdrawal”); provided, however, that the Company shall have the right to deny such withdrawal request to the extent it would cause the Principal Amount of this Investment Certificate to fall below $25,000.00, or if the withdrawal request is made in the first 30 days of the term of this Investment Certificate. Any Permitted Interest Withdrawal will be paid by the Company on the next occurring Pay Date.

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(c)        Other Withdrawals. The Certificate Holder, by providing written notice prior to the end of a Calendar Month, may make a withdrawal of any Principal Amount of the Investment Certificate. Any withdrawal that is not a Permitted Withdrawal or a Permitted Interest Withdrawal shall incur a surrender charge, which reduces the Principal Amount, equal to an amount, expressed as a percentage of the amount withdrawn, according to the percentages shown on the table on Annex B (a “Surrender Charges”). The Company shall have the right to deny such withdrawal request to the extent it would cause the Principal Amount of this Investment Certificate to fall below $25,000.00, or if the withdrawal request is made in the first 30 days of the term of this Investment Certificate. Any withdrawal pursuant to this Section 3.3(c) will be paid on the next occurring Pay Date.

(d)        Deferral Waiver. In the event that a deferral, in compliance with Section 5.3(c) occurs, after the completion of the deferral period, the Certificate Holder, by providing written notice prior to the end of a Calendar Month, may withdraw any Principal Amount and/or Accrued Interest amount on the Investment Certificate without incurring Surrender Charges; provided, however, that the withdrawal request is made in the first 30 days following the completion of the deferral period. Any deferral waiver payments will be paid by the Company on the next occurring Pay Date.

4.	Interest.

4.1         Interest Rate. Except as otherwise provided herein, the outstanding Principal Amount (as determined as of the first day of each Calendar Month) of this Investment Certificate shall bear interest at the rate specified on Annex A from the date hereof until this Investment Certificate is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

4.2         Interest Payment Dates. Interest shall be paid on the Pay Dates according to the payment schedule outlined on Annex A.

4.3         Default Interest. If any amount payable hereunder is not under deferral and is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the default rate shown on Annex A from the date of such non-payment until such amount is paid in full.

4.4         Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days, compounded annually, and be credited at the actual number of days elapsed. Interest shall not accrue on this Investment Certificate for the day on which it is paid in full, and for any pending withdrawal pursuant to Section 3.3 following the end of the Calendar Month through the date such withdrawal is paid.

5.	Payment Mechanics.

5.1         Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 PM CST on the date on which such payment is due by check, cashier’s check, certified check or by wire transfer to the Certificate Holder or their account at a bank specified by the Certificate Holder in writing to the Company from time to time.

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5.2         Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, but such extension will not be taken into account in calculating the amount of interest payable under this Investment Certificate.

5.3         Evidence of Debt. This Investment Certificate is an unsecured indebtedness of the Company and ranks subordinate to any indebtedness outstanding under the Company, including any future indebtedness that the Company agrees is expressly superior in rank. This Investment Certificate and each payment on this Investment Certificate shall be evidenced by entries in Company’s internal records, which shall be prima facie evidence of: (a) the Principal Amount and Accrued Interest on this Investment Certificate from time to time; and (b) the Initial Investment under this Investment Certificate; and (c) the amount of each prepayment, payment, withdrawal and Surrender Charge. The failure to make an accurate entry shall not limit or otherwise affect the obligation of Company to repay this Investment Certificate according to its terms.

(a)        Subordination. This Investment Certificate ranks junior to any of our other indebtedness, including, but not limited to, any future debt that the Company agrees is expressly superior in rank. (collectively, the “Senior Indebtedness”). During the continuance beyond any applicable grace period of any Default in the payment of Principal, premium, Accrued Interest or any other payment due on any Senior Indebtedness or in the event that any Event of Default with respect to any Senior Indebtedness shall have occurred and be continuing permitting the declaration of such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, the Company may not make any payments (including Principal payments and Accrued Interest payments) on the Investment Certificate. In the event that any Investment Certificates are declared due and payable before their maturity date, Senior Indebtedness may be entitled to receive payment in full of all amounts due or to become due on or in respect of any Senior Indebtedness before the Certificate Holders are entitled to receive any payment by the Company on account of the Principal of or Accrued Interest or other amounts due on the Investment Certificates. In addition, upon any payment or distribution of assets upon any dissolution, winding up, liquidation or reorganization of the Company, the payment of the Principal of and Accrued Interest and other amounts due on the Investment Certificate will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Because of this subordination, if the Company dissolves or otherwise liquidates, Certificate Holders may receive less than their Principal and/or Accrued Interest.

(b)        Non-recourse. Except as expressly set forth in Section 5.4, no recourse for the payment of the Principal of, premium, if any, or Accrued Interest on any of the Investment Certificates or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Investment Certificate, or in any of the Investment Certificates or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor person thereof. Each Certificate Holder, by accepting the Investment Certificate, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Investment Certificates.

(c)        Deferral. The Company, by providing written notice to the Certificate Holder, may defer any and all payment, repayment, distribution or withdrawal request or requirement to such Certificate Holder for up to six (6) months from the date of written notice. While in deferral, such deferred proceeds shall continue to bear interest as specified on Annex A.

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6.       Representations and Warranties. The Company hereby represents and warrants to the Certificate Holder on the date hereof as follows:

6.1         Existence; Compliance With Laws. The Company is: (a) a corporation, validly existing and in good standing under the Laws of the state of Louisiana and has the requisite power and authority, and the legal right to conduct its business as it is now being conducted, and (b) in compliance with all Laws and Orders except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.2         Power and Authority. The Company has the power and authority, and the legal right, to execute and deliver this Investment Certificate and the Subscription Agreement and to perform its obligations hereunder.

6.3         Authorization; Execution and Delivery. The execution and delivery of this Investment Certificate by the Company and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Company has duly executed and delivered this Investment Certificate and the Subscription Agreement.

6.4         No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Company to execute, deliver, or perform any of its obligations under this Investment Certificate and the Subscription Agreement, except for notices that may be required by the Securities and Exchange Commission and similar state agencies regarding a notice of an exempt offering.

6.5         No Violations. The execution and delivery of this Investment Certificate and Subscription Agreement and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (a) violate any provision of the Company’s organizational documents; (b) violate any Law or Order applicable to the Company or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which the Company may be bound.

6.6         Enforceability. This Investment Certificate and the Subscription Agreement are valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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6.7         No Litigation. No action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its property or assets: (a) with respect to the Investment Certificate, Subscription Agreement or any of the transactions contemplated hereby or thereby, or (b) that would be expected to materially adversely affect the Company’s financial condition or the ability of the Company to perform its obligations under this Investment Certificate or the Subscription Agreement.

7.       Affirmative Covenants. Until all amounts outstanding in this Investment Certificate have been paid in full, the Company shall:

7.1         Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its organizational existence, and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.2         Compliance. Comply with (a) all of the terms and provisions of its organizational documents; (b) its obligations under its material contracts and agreements; and (c) all Laws and Orders applicable to it and its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.3         Payment Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings.

7.4         Notice of Events of Default. As soon as practically possible after it becomes aware that a Default or an Event of Default has occurred, notify the Certificate Holder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

8.       Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

8.1         Failure to Pay. If a deferral is not conducted in compliance with Section 5.3(c), and the Company fails to pay: (a) any principal amount of this Investment Certificate when due, or (b) interest or any other amount when due and such failure continues for more than ten Business Days. No Event of Default shall exist if the Company conducts a Section 5.3(c) deferral.

8.2         Breach of Representations and Warranties. Any representation or warranty made by the Company to the Certificate Holder herein is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

8.3         Breach of Covenants. The Company fails to observe or perform: (a) any covenant, condition or agreement contained in Section 7.4 or (b) any other material covenant, obligation, condition or agreement contained in this Investment Certificate (other than those specified in clause (a) and Section 8.1), and such failure continues for 30 days.

8.4	Bankruptcy.
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(a)        the Company commences any case, proceeding or other action: (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company makes a general assignment for the benefit of its creditors;

(b)        there is commenced against the Company any case, proceeding or other action of a nature referred to in Section 8.4(a) above which: (i) results in the entry of an order for relief or any such adjudication or appointment or

(ii) remains undismissed, undischarged or unbonded for a period of 60 days;

(c)        there is commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(d)        the Company takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 8.4(a), Section 8.4(b) or Section 8.4(c) above; or

(e)        the Company is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

9.       Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Certificate Holder may at its option, by written notice to the Company declare the entire Principal Amount of this Investment Certificate, together with all Accrued Interest thereon and all other amounts payable hereunder, immediately due and payable; provided, however that, if an Event of Default described in Section 8.4 shall occur, the Principal Amount and Accrued Interest on the Investment Certificate shall become immediately due and payable without any notice, declaration or other act on the part of the Certificate Holder.

10.	Miscellaneous.

10.1      Annex A. The Certificate Holder agrees that the Company shall be entitled to update Annex A from time to time to reflect payments, prepayments, withdrawals and any Surrender Charges permitted under this Investment Certificate. Within ten Business Days of making any changes to Annex A, the Company shall provide the Certificate Holder with an updated Annex A.

10.2      Waiver; Amendment. No failure to exercise and no delay in exercising on the part of the Certificate Holder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No term of this Investment Certificate may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto.

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10.3      Assignability. This Investment Certificate is subject to transfer restrictions under the Act and similar state Laws. Neither this Investment Certificate nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the Certificate Holder without the prior written consent of the other party and subject to the other conditions provided herein. This Investment Certificate is non-negotiable.

10.4      Waiver of Jury Trial. THE UNDERSIGNED IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THE SUBSCRIPTION AGREEMENT AND THE INVESTMENT CERTIFICATE. EACH PARTY TO THIS INVESTMENT CERTIFICATE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.5      Submission to Jurisdiction; Venue. With respect to any suit, action or proceeding relating to any offers, purchases or sales of Investment Certificates by the undersigned or the Subscription Agreement (“Proceedings”), the undersigned irrevocably submits to the jurisdiction of the federal or state courts located in the Parish of Jefferson, State of Louisiana, which submission shall be exclusive unless none of such courts has lawful jurisdiction over such Proceedings. The undersigned irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Subscription Agreement and the Investment Certificates in any court referred to in this section and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.6      Governing Law. Except to the extent governed by federal law, this Investment Certificate and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Investment Certificate and the transactions contemplated hereby shall be governed by the Laws of the State of Louisiana, without regard to the application of the law of any jurisdiction that would cause the Laws of any other jurisdiction to apply.

10.7      Section and Other Headings. The section and other headings contained in this Investment Certificate are for reference purposes only and shall not affect the meaning or interpretation of this Subscription Agreement.

10.8	Notices.

(a)        All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Company:

UPSTREAM LIFE SECURITIES FUND I, LLC
265 North Lamar Blvd., Suite A
Oxford, MS 38655

Attn: Certificates
investments@upstreamlife.us

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(ii)	If to the Certificate Holder, to the address specified in the Subscription Agreement for the Investment Certificate.

(b)        Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

10.9      Binding Effect. Subject to the limitations in Section 10.2, the provisions of this Investment Certificate shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

10.10  Severability. If any term or provision of this Investment Certificate is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Investment Certificate or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.11   Counterparts. This Investment Certificate may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

10.12  Integration; Effectiveness. This Investment Certificate, the Subscription Agreement and the Confidentiality Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

10.13  Interpretation. For purposes of this Investment Certificate (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and

(c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Investment Certificate as a whole. The definitions given for any defined terms in this Investment Certificate shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Investment Certificate; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Investment Certificate shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company and Certificate Holder have executed this Investment Certificate as of this ____ day of __________________, 20___.

Upstream Life Securities Fund I, LLC (the “Company”)

By: Upstream Life Securities Company, Manager

Name: Colby Arceneaux

Title: Chief Executive Officer of the Manager

Date: _______________, 20___

Location signed: Oxford, Mississippi

[CERTIFICATE HOLDER NAME]
By: ____________________________________________ Name: Title:
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ANNEX A

INTEREST RATE SHEET

Period	Interest Rate
3 years	7.00%
5 years	8.50%
10 years	10.00%

CONTRACT SPECIFICATIONS

Contract Number	[123456789]
Contract Date	[xx/xx/xxx]
Owner	[John Doe]
Owner’s Birthdate	[xx/xx/xxxx]
Owner’s Sex	[Male]
Tax Status	[Non-qualified]
Interest Rate	[x.xx%]
Default Interest Rate	10.00%
Period	[x Contract Years]
Minimum Contract Value Allowed	$10,000
Maturity Date	[xx/xx/xxxx]
Initial Investment	[$xxx,000.00]

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ANNEX B

SURRENDER CHARGES

		Year of Withdrawal
		1	2	3	4	5	6	7	8	9	10
Initial Term (Years)	1	12%
	2	12%	12%
	3	12%	12%	12%
	4	12%	12%	12%	12%
	5	12%	12%	12%	12%	12%
	6	12%	12%	12%	12%	12%	12%
	7	12%	12%	12%	12%	12%	12%	12%
	8	12%	12%	12%	12%	12%	12%	12%	12%
	9	12%	12%	12%	12%	12%	12%	12%	12%	12%
	10	12%	12%	12%	12%	12%	12%	12%	12%	12%	12%